QUALITY SYSTEMS, INC.

FISCAL YEAR 2009 FOURTH QUARTER AND YEAR-END
RESULTS CONFERENCE CALL

May 29, 2009, 9:00 AM ET
Chairperson: Steven Plochocki

Operator:

Ladies and gentlemen, welcome to the Fiscal Year 2009 Fourth Quarter and Year- end Results Conference Call on the 29th of May 2009. For today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone for operator assistance.

I will now hand the conference over to Mr. Steve Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:

Thank you David, and welcome, everyone, to the Quality Systems Fourth Quarter and Year-end earnings call. Paul Holt, our CFO; Pat Cline, our President of our NextGen Division; and Donn Neufeld, the Senior Vice President of our QSI Dental Division join me this morning as participants.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of security laws, including without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impact of legal, regulatory, or accounting requirements.

I’ll provide some comments and then turn it over to Paul, Donn, and Pat, in that particular order.

First, we are pleased to announce that revenue for the fiscal year end March 31, 2009, was 245.5 million, an increase of 32% over 2008 revenue of 186.5 million. Net income for fiscal year 2009 was 46.1 million, an increase of 15% over fiscal 2008 net income of 40.1 million, and fully diluted earnings per share of $1.62 in fiscal year 2009 up from $1.44 earned during fiscal year 2008, a 13% increase.

All three of these categories mark our tenth straight year of double-digit growth in all three of those categories, which attests to the fact that we have a strong foundation historically, and we presently still have a very strong foundation to build on in preparation for our upcoming year.

Earlier in this year, the Obama stimulus package for healthcare IT laid the groundwork for a positive long-term growth outlook relative to our company and the sector. We remain very bullish on the stimulus impact as it gains momentum throughout the remainder of this year and into calendar year 2010. However, in the short run, particularly our fourth quarter, we experienced delays in our closure cycle, which had an adverse impact on the quarter. The lack of clarity by the

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stimulus plan as defining ‘meaningful use’ and now a December 31 deadline for an initial set of standards have contributed to buyer delay. Yet, we are seeing activities accelerate; increased hits to our website, increased leads as a result of that. Grant requests for federally qualified health care centers are due June 2nd. All are contributing to their momentum and sense of timing for a positive stimulus benefit as the year rolls on.

We continue to believe, as we have stated all along, that material impact will begin more so in calendar year 2010 with initial pickup later this calendar year. We’ve made investments in RCM this past year with the acquisitions of HSI and PMP, our two RCM acquisitions in the east and Midwest. We’ve made investments in sales and marketing. We’ve upped our budgets in those areas. We’re expanding our reseller base. And we’re seeking out further strategic alliances along the lines of Siemens and Perot [ph] systems. We’ve added to our implementation and training teams as well, as we prepare for the continued growth off the impact of the stimulus. We’ve made investments in communications, website development, and public relations, as we’ve taken a leadership role in keeping the buying market as current as possible on the stimulus plan changes and new initiatives. These are all necessary investments as we prepare for an increased market move towards electronic, paperless health care. I can tell you we’re ready, and we’re anticipating that move as the year rolls on.

I’d like to now turn it over to Paul Holt, our CFO, who will take us through the financial review. Paul?

Paul Holt:

Thanks Steve, and hello, everyone. Our consolidated fourth quarter revenue of 65.8 million represents a 29% increase over prior year revenue of 51.2 million. Our earnings per share of $0.40 was off a penny, or 3%, from the $0.41 reported a year ago. Note that our earnings per share this quarter were negatively impacted by the system sales—lower system sales, a higher tax rate, lower interest income, and a charge we recorded to other expense related to auction rate securities. Pat and Donn will talk further about systems sales later on in this call.

Consolidated system sales of 24 million this quarter was down 2% compared to 24.4 million in the prior year quarter. Our consolidated maintenance EDI and other service revenue rose 56% to 41.8 million compared to 26.9 million in the prior year quoted. Our recurring services, including maintenance, EDI, and revenue cycle management accounted for approximately 64% of total revenue this quarter versus 52% a year ago. Our consolidated gross profit margin this quarter came in at 61.5%, down from 66.8% a year ago. The decline in our gross margin in the year-over-year period was due primarily to the inclusion of revenue cycle management services at lower margins, as well as proportional increase to EDI and other services as a percentage of our total revenue. These services inherently carry lower margins compared to systems sales.

Our total SG&A expense increased by approximately 4.2 million to 18.3 million in the fourth quarter compared to 14.1 million a year ago. The primary drivers of the increase included SG&A expenses associated with our new acquisitions, HSI

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and PMP, as well as higher SG&A expenses from the NextGen division and other corporate-related expenses. SG&A expenses as a percentage of revenue remained relatively unchanged at 27.8 % compared to 27.6% in the year ago quarter.

Our interest income for the three months ending March 31, 2009, declined to a 161,000 compared to 567,000 a year ago. Interest income this quarter was impacted by significantly lower interest rates earned on our cash investments. We also recorded an expense of 279,000, related to a decline in the value of certain auction rate securities, which the company is classifying as trading securities. As or March 31, 2009, we had approximately 8.1 million in par value of auction rate securities compared to 10.7 million in par value at the beginning of our quarter. So during the quarter, we sold approximately 2.6 million in par value. All were sold at par. Our upcoming 10K filing will have more detailed information concerning auction rate securities.

The company’s effective tax rate increased to 38.2% compared to 36.2% in the prior year quarter. Our effective tax rate in the year ago quarter was impacted by a fairly significant benefit from stock option exercises, as well as a larger amount of tax exempt interest income received in the prior year period.

Moving on in terms of divisional performance, systems sales of in the NextGen division declined by 1% to 23.5 million compared to 23.8 million a year ago. Continued growth in NextGen space of installed users, as well as our recent acquisitions of HSI and PMP, continue to drive higher maintenance EDI and other revenue in that division. Total maintenance EDI, revenue cycle management, and other service revenue grew 65%, higher than last year at 38.6 million versus 23.5 million. Operating income in the NextGen division was up 13% to 21,684,000 compared to 19,133,000 a year ago. Our QSI dental division reported a year-over-year decrease of 7%, reporting revenue of 3,703,000 compared to 3,977,000 last year. Operating income for the division was $550,000.

Moving on to our balance sheet. Our total cash and marketable securities increased by 11.5 million this quarter to 77.6 million, or $2.77 per share. That compares to 66 million, or $2.23 per share, at the start of our quarter. I want to point out that our total cash and marketable securities position was down by only $4.1 million for the year, despite paying approximately 30.8 million in cash dividends and making two acquisitions during the year.

We believe that points to the powerful cash generation that this company possesses. Also note that our company paid a dividend of approximately $8.5 million, or $0.30 per share, in January 2009, and our company’s Board of Directors has declared a $0.30 per share dividend for shareholders of record June 12, 2009, to be paid in early July 2009.

This quarter, our DSOs declined by 11 days compared to the prior year quarter at 125 days. On a sequential basis, our DSOs declined by 15 days. Our DSO drop was primarily attributed to the cumulative fact of an increase in revenue cycle management revenue, which generally turns over at a faster pace compared to other revenue streams, the receipt of some large payments received immediately

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after the last quarter which we did talk about on our last call, the receipt of some large upfront payments on certain transactions, and a strong performance from our collections team during that quarter. You could say it was a perfect storm of these favorable events.

While I am pleased to see the drop in DSOs, I would not assume that this represents a trend going forward. DSOs net of amounts included in both accounts receivable and deferred revenue was down two days at 83 days versus 85 a year ago. Our DSOs by division this quarter was 81 days for the QSI division and 127 for the NextGen division. Deferred maintenance and services revenue at $48.1 million dollars was up 0.6 million from the prior quarter and up 3.2 million compared to the prior year.

And once again, I am going to give out our noncash expenses for the quarter. Full amortization of capitalized software, $1,376,000; that’s 49,000 for the QSI division 1,327,000 for NextGen. Amortization of acquired intangibles, $357,000. Depreciation expense, $746,000; that’s 79,000 for QSI and 667,000 for NextGen. Noncash stock option expense, $386,000. Our investing activities for the quarter were as follows: Capitalized software, $1,378,000; that’s $98,000 for the QSI division, 1,280,000 for the NextGen division; fixed assets of $1,282,000, that’s $15,000 for the QSI and 1,129,000 for NextGen.

Again, I’d like to thank you all for your interest in our company, and I’ll turn things over to Donn Neufeld from our QSI division.

Donn Neufeld:

Thank you, Paul. Paul and Steve have already reviewed the numbers, so I would like to give you some comments on the fourth quarter. Again this quarter, we saw continued success in federally-funded entities purchasing the QSI Electronic Dental Records, along with the NextGen EPM and EMR. We had four new joint sales during the quarter. The QSI division experienced delayed purchase decisions in the quarter, due to the uncertainties surrounding the ARRA Act. We had approximately 1 million in potential sales delayed. Interest in the division products remains high, as FQHC prospects prepare their grant proposals. We’ve already done twice as many demonstrations so far this quarter as we did in Q4. As the details of the ARRA Act become clearer and initial grants get processed, we expect this to translate into sales in future quarters.

A note on our sales and staffing pipeline, our sales and staffing pipeline remains unchanged from last quarter, and our pipeline is approximately 6.4 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days. With that, I will turn it over to Pat Cline, President of our NextGen Division. Pat?

Pat Cline:
Thanks Don. Hi, everyone. During the quarter, NextGen executed about 60 new agreements. As Steve and Don pointed out, we experienced certain headwinds related to the economy and the stimulus announcements. We had a few agreements being negotiated that essentially froze because customers didn’t feel

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they had enough information. We do think the worst is behind us, and things do seem to be picking up again.

The number of visits to our website has nearly doubled in the last few months from about 30,000 visits to about 60,000 visits per month. The number of bona fide leads generated from the website has also nearly doubled.

The pipeline remains steady at about 85 million, with the new leads not yet being reflected, but we’re optimistic that that pipeline is going to come up.

Sales force grew by 3 to 71 people at the end of the fourth quarter and in closing, I would like to thank our employees and thank our customers for the confidence that they express in our company.

David, we’re ready for questions.

Operator:

Thank you, sir. If any participant would like to ask a question, please press the star, followed by the one on your telephone. If you wish to cancel this request, please press the star, followed by the two. Your questions will be polled in the order they’re received. There will be a short pause while participants register for a question.

And the first question comes from Atif Rahim from JP Morgan. Please go ahead.

Atif Rahim:

Yes, thanks very much, guys. Pat, you mentioned that the worst is somewhat behind you at this point. So is that a fair indication that you think the revenues from software [inaudible] have bottomed out, or do you think there is another couple of quarters or so before contracts get signed and we’re just seeing and increase in activity at this point but can’t confirm that? And I have a second question, please.

Pat Cline:

Well Atif, we’re optimistic, but the bottom line is that it’s impossible to know whether the increased activity that we are seeing, and we certainly are, will result in near-term sales. Again, we’re optimistic. We’ve got a lot of things that we’re working on at this point. Typically, that type of activity is going to lead to an increase in system sales, but I don’t want to make any promises on this call.

Atif Rahim:

Ok. What about the funding that health centers have to apply for by June 2nd? What role do you expect to play in that? And then separately on the Indian Health Services side, did you sign on any business during the quarter, or is that expected to be signed sometime soon? Any update on that contract would be great.

Pat Cline:	Atif, you cut out in the beginning part of your question. Would you repeat the first part?

Atif Rahim:	The question was about the health centers that have to submit their proposals by June 2nd, and the second is about the Indian Health Service.

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Pat Cline:

Okay. The activity that we’re seeing in that area for our company is unprecedented. We’ve got a very significant market share, as you know. It’s an area that we have focused on for many, many years, and I believe that we lead that market. There are many, many grant proposals that are in where health centers have been speaking to NextGen about possible future purchases, should they win the grant applications that they developed and submitted. We’re not part of the grant process, developing or submitting grants for them, so it’s impossible to know what’s in the actual proposals. But we’re again very optimistic. And the same would go for Indian Health Services. Our sales people I know are very active in both of those markets, and I think I can predict that on our next call, we’ll talk about a number of new contracts in those markets.

Atif Rahim:	That sounds great. Excellent. Thanks very much.

Operator:	Thank you, and the next question comes from Donald Hooker from UBS. Please go ahead.

Donald Hooker:	Great. Thanks for taking my question. I guess a quick question for Pat. I mean it looks like the pipeline held up well. How are you defining the pipeline?

Pat Cline:	We define our pipeline as those prospective sales we think are 50% or more likely to close within 120 days.

Donald Hooker:

Okay, gotcha. And is there any kind of trend there in terms of like the type of physician practice or size of physician practice that you’re going to—I think you had—I mean are you sort of trying to go after some of the smaller doc practices?

Pat Cline:

I can’t point to a trend quarter-to-quarter, but over a longer period of time, we have seen the size of the deals actually increase where small physician offices are participating in agreements with either IPAs, or hospitals, or integrated delivery networks that are purchasing these systems for their smaller community practices. So one sale to NextGen might mean 100 or 200 practices. We haven’t seen a meaningful shift in the number of small practices that are in our own pipeline.

Donald Hooker:	Gotcha. And I think other vendors have talked about a sort of a trend towards I guess deferred pricing and subscription. Is that true for you, or is that not true?

Pat Cline:

Yes. We announced our subscription pricing (our software as a service model) recently, and proposals started to go out in about the April timeframe and we are starting to execute subscription-based contracts, or I should say more subscription-based contracts. Our sales team thinks that at current interest levels and based on current activity that in the near term, we’re going to be executing two or three of these types of contracts per month.

Donald Hooker:	Okay, thanks. I’ll jump off. Thanks.

Operator:	Thank you. And the next question comes from Charles Rhyee from Oppenheimer. Please go ahead.

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Charles Rhyee:

Yeah, thanks for taking the questions. You know maybe the first one, Steve and Pat, you know Steve, you mentioned at the beginning and Pat, you’d also talked about them as late as we saw, but one comment you made was sort of the uncertainty around the lack of definitions and meeting that. Since the deadline’s in December, how much of the delays you are seeing that people are really feeling that they need—they want to see sort of the standards and definitions first before making a decision?

And then secondly, for Paul, can you repeat the DSO numbers again? If I heard you correctly, the reported number was down 11 days year-over-year but that then when you back out the deferred revenue portion, it was only down like two days? Can you please remind me what the difference is for that? And what was the operating cash flow for the quarter?

Pat Cline:	Do you want to start?

Paul Holt:

Yeah, I’ll start with that. We’re going to file our K within the next—either today or Monday, so I wonder if I could just sit tight on the operating cash flows until we file the K. The adjusted DSO number that I gave out, reflects—it takes out unpaid deferred revenue that’s sitting both in our accounts receivable and in deferred revenue. And that number did move from 85 days to 83 days, as I mentioned.

Charles Rhyee:	Right, but I think you reported the one that—the number that is not adjusted was down 11 days. So can you help me reconcile why? Is it just the change in the unpaid deferred revenues then?

Paul Holt:	You mean are you asking about what drove the drop from—in our reported—the 125 day DSO number versus last quarter?

Charles Rhyee:	Yes, I mean and I would think that those two numbers together would maybe move together. Is that not necessarily the case?

Steven Plochocki:	Not necessarily.

Charles Rhyee:	Okay.

Paul Holt:	Yes, not necessarily. Did you hear all the points I made earlier on the call?

Charles Rhyee:	I did, I did. I just wanted to make sure I understood that.

Pat Cline:

And this is Pat. I’ll try to take the first part of your question. We did have a number of deals, we think probably collectively close to a couple million dollars worth of deals, where we had been and still are vendor of choice where the customers feel they didn’t have enough information about meaningful use and timing of funds and those kinds of things. And specifically in the community health center market, there was word a recent national meeting in Washington that it’s possible, or many people felt probable, that clinics that were new users would see more money or more incentives, and clinics that were existing users would see

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a lesser amount of money, which sort of stands to reason because the purpose is to get people to adopt and use.

However, there was no definition of new user versus existing user. So people said well heck, if a new user is somebody who buys at the end of September, I’m going to wait. And I am at least going to wait until I have that definition. And there has been a lot of question as to what is meaningful use, and what will certification be, and who will be the certification body. But most of those things, I would say the worst of it happened in the February/March timeframe. And as I mentioned, we think the worst of it is behind us. We’ve done a lot to educate the market. Our competitors have done a lot to educate the market. I think people are reasonably comfortable with what the certification process will be and what meaningful use will be. Those things are not out and set in stone yet, but there are a number of clues.

The meaningful use definition is high on the list for completion quickly, and the current feeling is that we’re shooting for September to have the meaningful use definition out for public comment, even though it’s—it may not be out until December finally. There’s more and more coming out all the time. And so again, the worst, we think, is behind as far as the information flow is concerned.

Charles Rhyee:	Great. Thanks a lot for the comments.

Pat Cline:	You’re welcome.

Operator:	And the next question comes from Richard Close from Jeffries. Please go ahead.

Richard Close:	Yes, I had a couple of questions here. Pat, I was wondering if you could give us sales to existing customers versus sales to new customers in the quarter.

Pat Cline:	I don’t have that in front of me. Paul, is that something we typically give out? I can give you a little commentary on it, but I don’t—

Richard Close:	Commentary’s fine.

Pat Cline:	Okay.

Paul Holt:	Let’s stick with commentary.

Pat Cline:

Okay. No meaningful shift. I didn’t notice any shift one way or the other. And as I’ve said in the past, I think it’s sort of hard to tell, given that we do do a fair amount of reseller business. Probably on the order of 20% of our business goes through value-added reseller partners, and they may show up as an existing customer because it’s the reseller that puts the order in to us. But by and large, they’re new medical practices that are meeting and seeing NextGen for the first time and that our own direct sales forces is joint calling with these partners. Also when we sell to an existing customer, given that so many of our customers are hospitals and even national organizations of hospitals, those systems again, even

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though the purchase order comes from an existing customer, usually the systems go to new medical practices.

Richard Close:

Okay. With respect to the DSOs and the question on the DSOs, or the change decreasing year-over-year, it was mentioned there were some large upfront transactions. Is there any more clarity with respect to that comment?

Paul Holt:

Well, we benefited from getting some really nice-sized deposits on some of our deals that really contributed to what happened. But those are—that’s not necessarily—I’m not going to—I don’t want to leave the expectation that that’s the new paradigm, because it’s not.

Richard Close:	Okay.

Pat Cline:

I think the best way to characterize it is in the past, we’ve seen DSOs climb up from time to time and it hasn’t been because of anything earth-shattering. And you know at this point, we see them coming down and there’s nothing earth- shattering. It’s just a lot of it depends on the size of the deposits and the size of the payments that either end-users or resellers will make in a quarter. And Paul also mentioned that the business in our RCM division tends to the payment period seems to be shorter.

Richard Close:

And then Pat, you mentioned, I guess to one of the questions on uncertainty in the definitions and delays that you did have a couple million dollars that you think got pushed out. Would that have actually hit the P&L, or was that contracts that would have been signed, not necessarily all fully-recognized in the March quarter?

Pat Cline:	That’s a good question. Most of that would have hit the P&L in the quarter. And to do the math for you based on our margins, we’re probably looking at about $0.04 a share.

Richard Close:

Okay. And then the commentary on the 20% reseller comment along with I guess Steve’s comments in the beginning talking about investments and expanding sales and marketing with the resellers, can you give any more information in or around expanding with resellers and what you see that 20% maybe going to? I know you guys don’t give projections, but should we think about maybe that 20% getting larger as the stimulus dollars kick in?

Pat Cline:

No, I don’t anticipate that 20% changing one way or the other. It’s possible that it does, but my prediction would be that it doesn’t. We’re like many similarly- situated companies, constantly talking about and trying to figure out how to capture as much of the incentives as possible as we get physicians across the country to adopt our system rather than a competitor’s system. Part of that has to do with educating the market, and we have quite a campaign to do that, and part of it has to do with marketing and our own direct sales force. But all of those things also benefit our reseller population.

On the education side, we’re getting somewhere in the neighborhood of 5,000 hits per month to our micro site, which is NextGen.com/stimulus. And we’ve had

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many hundreds, I think 800 or 1,000 people attend our webinar series and those kinds of things.

And relative to your—to the part of your question about the spending and the investment that we’re making, you know that we’ve opened over the last few years additional training centers where we can bring more customers to leverage one trainer across more purchasers at a time. And we’ve worked hard and continue to work hard on our computer-based training facilities and remote web-based training and those kinds of things. But we’re also hiring and training more partners and trying to make our system itself easier to implement and easier to use, all those kinds of things that are investments in a lot of those area.

Richard Close:	Do you think you’ve made the necessary investments to take advantage of the stimulus at this time, or is this—do you expect continued investments over the next several quarters?

Pat Cline:

Well, it’s impossible to say. In order to answer that, I would have to know the amount of business that will be coming to us based upon the incentives that the physicians will see. We’re optimistic, we’re encouraged, but we think we’re investing properly at this point for what we think will happen and what we hope will happen. But if it turns out that more than that happens or if our thinking changes in the future, we may wind up investing more.

Richard Close:	Okay, thank you.

Pat Cline:	Thank you.

Operator:	Thank you. And the next question comes from Michael Cherny from Deutsche Bank. Please go ahead.

Michael Cherny:

Hey, guys. I just wanted to go back to the commentary surrounding the new SaaS product you launched earlier this quarter. And Steve talked about kind of you know on the back of that what are the kind of market dynamics you’re seeing out there. Is this in reaction to some of the noise being made by some of the other players out there regarding their SaaS offerings to try to penetrate the [inaudible] of the market? I know that’s one of the—historically been tough to get at and with the stimulus, the thought being that eventually this could be an easier market to penetrate. Just want to get your kind of you know market commentary thoughts on the backdrop of the SaaS product.

Pat Cline:

We see the market shifting somewhat, that is end-users are becoming more comfortable with that model on the EHR side where they had not been comfortable going back a number of years, or comfortable enough to make—sign meaningful agreements based on that model. And part of that is people have learned a little bit more about the security provisions and have gotten more comfortable with web-delivered solutions. And I think part of that is, to your comment or question, marketing being done by some of our competitors. I think they’re educating the market to a point. But for all of those reasons, we do see

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some market shift. And our particular offering was aimed, if you look at the press release, to the lower end, the practices that are solos or small group practices. But more the larger practices and some of the enterprises are expressing an interest in that model. I would say that that practice size is in the minority, but we do have interest even at the high end in that delivery model.

Michael Cherny:

Great. And then just another question, going back to your commentary about kind of how you saw some deals freezing during the quarter. I know Pat, you said specifically—I have the words here; correct me if I’m wrong—that a few agreements froze during the quarter. Can you give us any update on those few agreements, whether those have turned around? Or is it still too early to tell on those?

Pat Cline:	Too early to tell. They haven’t executed yet, but they’re no longer frozen and they’re progressing once again.

Michael Cherny:	Great. Thanks, guys.

Pat Cline:	You’re welcome.

Operator:	And the next question comes from Constantine Davides from JMP Securities. Please go ahead.

Constantine Davides:

Thanks. A follow-up to an earlier question on resellers. Steve, you mentioned expanding that base, and I guess just a little bit more clarity there. Are you targeting some larger national organizations, you know similar to a Siemens or some of the partnerships we’ve seen your competitors roll out the last few quarters? Or is this mostly building out sort of your base of regional resellers?

Steven Plochocki:

Well you know we’ve always been working in terms of developing more strategic alliances similar to Siemens and Perot systems. Those usually turn out to be a byproduct of our search along the lines of strategic alliances. There are several things we are working on, but we’re always working on developing alliances that will help us either enhance our product lines, our business lines, or expand into other ones. So that’s always going to be ongoing. I think when you see the possibilities for the next few years off the plan, and we’ve always commented on the fact that there’ll be further consolidations in this marketplace and sector, we as a company that likes to stay at the forefront of things will always be engaged in the types of discussions that can help us strategically.

Constantine Davides:	Okay. Pat, that—a question for Pat. That 71 sales rep total, is that an end of March number? And if it isn’t, where does that kind of stand right now?

Pat Cline:

That is an end of March number. I don’t know exactly what the number would be today. We have released a couple of sales reps at the end of March, and I believe we’ve hired a couple. So I don’t have the number today, but it’s probably in the same neighborhood.

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Constantine Davides:

And do you have any idea of where that heads over the next few quarters? And similarly, how do you stratify the reps heading into the next fiscal year? Are you going to break it up more by market segment, or can you just give us a little bit of color on how you think about allocating reps to sort of the low, medium, high end of the market.

Pat Cline:

We would like to get to 80 or more good, quality sales reps by the end of the current fiscal year, and we’re going to continue to evaluate that just about monthly to see if that needs to be increased based on the demand and the coverage. But that’s where we are at the current level. We don’t think we want to quickly move to 90 or 100, for example, because we don’t want to put our expenses too far out ahead of revenue. It’s tough to again predict on a quarter-to-quarter basis, but—especially when you’re going for quality over quantity but that should help you to gauge that.

Constantine Davides:	And do you—are you going to allocate them by particular market segment, or is everybody going to have every sort of market group in their bag, so to speak?

Pat Cline:

We currently allocate them by market segment, so we have people that are focused on the lower end and we have people that are focused on the higher end. And then for certain opportunities, we put teams in place and those kinds of things. I don’t want to get too far into the structure. But we currently segment them, and I don’t anticipate a change in that regard.

Constantine Davides:	All right, thank you.

Pat Cline:	You’re welcome.

Operator:	And the next question comes from Sean Wieland with Piper Jaffray. Please go ahead.

Sean Wieland:	Hi, thanks. The money-back guarantee program you announced around [inaudible], is that having the intended effect?

Pat Cline:

We are seeing interest in it. The interest is picking up as our sales force uses it and uses it a little bit earlier in the sales cycle. We think the customers—that the interest comes because customers want to be more comfortable that not only will the software work, but it will be certified and will help them meet the definition of meaningful use and those kinds of things.

Sean Wieland:	So have you actually employed that language in any of your new contracts yet?

Pat Cline:	I believe we have.

Sean Wieland:	Okay. And how about cross-selling in revenue cycle management? Are you getting any traction there?

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Pat Cline:	We are. The result of cross-selling is—was probably at its peak last quarter, at least its historical peak. We don’t think it’s at its peak relative to the future, but we’re encouraged.

Sean Wieland:	Okay. And then in the Federally-Qualified Health systems and Indian Health Services, can you quantify what that market opportunity might be?

Pat Cline:

I probably cannot. Anything I tell you would be guessing. There are people in my organization that would be able to answer that question, but unfortunately, I’m not one of them. There are many hundreds of Federally-Qualified Health Centers and community health clinics. We have probably in the neighborhood of a couple hundred of them at this point. And in terms of locations, it’s I’m sure well into the thousands. But I don’t know from a dollar or market size (standpoint) anything more exact than that.

Steven Plochocki:

And Sean, just another point on that, the grant deadline is June 2nd. And clearly, shortly after there, within 30 to 60 days, we’ll have a lot more visibility in terms of who filed for grants, how much they got, how they’re going to apply it, et cetera. So we’re right in the throes at the beginning of that translating into some significant business, and not just for our medical division but for our dental division, as well. As Pat indicated, we’ve had a long-standing relationship with Federally-Qualified Healthcare Centers and Indian Health Services, largely because they provide doctors and dentists to the community. So that’s always been a target market for us, and we’re kind of fortunate that some of the elements of the stimulus funnel right directly down into those two areas.

Sean Wieland:	Right. Okay. And the last question, given that we’re two-thirds of the way through your Q1, can you give us any commentary on how the current quarter’s going?

Pat Cline:

Even though we’re two-thirds of the way through, it is too early to tell, given that most of our business and I believe most of our competitors’ business comes in the last month of the quarter. But as I mentioned earlier, the activity levels are way up, and we do think that the worst is behind us.

Sean Wieland:	Okay, great. Thanks a lot.

Pat Cline:	You’re welcome.

Operator:	Thank you. And the next question comes from Newton Juhng from BB&T Capital Markets. Please go ahead.

Newton Juhng:

Thank you very much. I wanted to go back to the quota carrying [ph] sales reps and just understanding that you and it sounds like a lot of your competitors are also gearing up for greater demand. I can see where you’re saying well, we don’t want to go to 90 or 100 right now because of that, but what I’m wondering about is recruitment costs of those sales reps, how difficult it is to get them onboard and trained, as well as can you pick a sales rep that already deals with doctors’ offices

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but with different products and get them up to speed on your offerings in a reasonable amount of time to take advantage of, you know, dollars that could be—that otherwise you might be leaving on the table.

Pat Cline:

We think that we can bring good, quality sales reps aboard and that we can meet the demand that we see from the market. Again, we don’t want to go to 90 or 100. But should we want to go to 90 or 100, we think we can bring them aboard and find good quality people. There is a—obviously a recruiting and training timeline which is months, typically, between the recruiting time and the training time. But we haven’t stopped recruiting. We’re going to continue with the recruiting, continue with the resume reviews, continue with a rigorous interview processes, and those kinds of things, so we have a pipeline of sales people, as well.

Newton Juhng:

I see. Okay, that’s very helpful, Pat. And this other question’s actually I guess more geared towards Don. I mean we’ve had a lot of talk about the 2 million of sales that pushed out for them, but he also mentioned the million of sales—of potential sales I think that have been delayed. I’m just kind of curious if you wanted to give us any more commentary on that and whether or not those sales look like they might be coming kind of in a similar timeframe as what Pat has been talking about.

Donn Neufeld:

Yes. A similar timeframe to what Pat said, and like I said, there was—you know the pause that we saw and people are assessing, and as the education that we bring to them and the marketplace is bringing to them, you know we’ll see them getting more comfortable moving forward.

Steven Plochocki:

Just a little color on that you know, if you remember, the stimulus was signed in February. Details started to come out in late February. March, the third month of a quarter, is pretty significant for us. That disruption to our closure cycle—we talked about the pipeline, and we work our pipeline pretty well. That’s one of the reasons we’ve been one of the more consistent companies over the years. But it caused disruption to our closure cycle, and that was the reason that Pat talked about 2 million, Don talked about a million, where we’re vendor of choice. But the issues and the timing of the issues around the stimulus started to percolate in March after the signing of the bill in February. And so it’s just a unique sense of disruptive timing for us.

Newton Juhng:	Gotcha, Steve. Hopefully, you’ll get those people off the fence soon.

Steven Plochocki:

Yes, sir. I mean we’re working hard to—we’re spending—it seems like we’re spending more time these days as a communications company than a software company, simply by trying to inform people and let them understand exactly how the stimulus works and what the benefits are and why the shouldn’t wait, they should just get going.

Newton Juhng:	Sure. Last quick question just on the other services line and the revenue. It was up about 6.5 million this quarter, and I’m just kind of curious as to how you see

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that on a quarterly basis over the 2010; up at that level, or should we see a little bit of a pullback as we move through 2010?

Donn Neufeld:	Newton, you’re talking about the other revenue line?

Newton Juhng:	The other line item, yes.

Donn Neufeld:

Yes, what is included in that is annual licenses. Those are things that if you sell somebody a 12-month license and you defer that upfront and you recognize that over time. That’s a fairly consistent revenue pattern. There’s T&Ms in there. We’ve got some amount of posting services. So they’re relatively consistent. So I’ll just leave it at that. We have a policy of not giving our forward guidance, but that is more of a recurring kind of line item.

Newton Juhng:	Okay, that’s helpful. Thank you.

Operator:	Thank you. And the next question comes from Gene Mannheimer from Auriga. Please go ahead.

Gene Mannheimer:

Thank you. If I could just play devil’s advocate for a minute, you know if the definition of meaningful use won’t be provided until maybe September or even December, what makes you think that deals that were deferred out of the March quarter would close in the June quarter or even the September quarter?

Pat Cline:

We think, as I mentioned, that the industry now has a pretty good handle on what meaningful use will be the kinds of things that it will include. It will not serve the country’s purposes to set the bar, the meaningful use bar, higher than any vendor can jump over. And as far as system capabilities, we think we’re at the top of the mountain. And from everything is coming out through all the educational programs and coming out from the government themselves, e-prescribing is going to be a component, interoperability is going to be a component, quality and data reporting will be a component. But there’s enough I think now since the February/March timeframe on what the definition will be that people I think are feeling much more comfortable. Is that a guarantee? Is it a promise? No. But again, the anecdotal is people are feeling better about it.

Gene Mannheimer:

That makes sense, Pat. And then with respect to CCHIT certification, has NextGen been certified for 2008? I assume that it is. And what is your best guess on whether the government will adopt CCHIT as the accreditation standard?

Pat Cline:

We are one of the few vendors that are certified for CCHIT 2008. The criteria for 2008 did include a significant amount of interoperability, interoperability provision. So again, we think we’re very well positioned and leading the field in that area. I think probably in the neighborhood of maybe 10 or 15% of the companies that qualified for ’07 were certified at least initially with the 2008 criteria.

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To the second part of the question, right now, the conventional wisdom is that CCHIT will be the official certification body, but it very well could be some other body or could be a new version or a new flavor of the current Certification Commission. There are some people that are concerned that various vendors have people that are part of the certification committees, and of course the notion is that we don’t want a vendor-dominated Certification Commission. I don’t feel that this commission is vendor-dominated by any means, but there’s chatter about that going on. So it’s impossible to know, but we feel comfortable again that whatever that certification body is, we’re going to be able to get our system certified at the most current level as we go forward.

Gene Mannheimer:

Okay. Thanks, Pat. And then just switching briefly to the revenue line, you made some comments about a trend toward more of your subscription offering. Can you talk about or disclose the percent of subscription-type revenue versus traditional software license fees? And if that trend continues, do you expect to have it—that it would have a muted effect on revenue [inaudible] in the short run?

Pat Cline:

Based on the current levels of interest and what we’re seeing in the market without any meaningful shift, it could be that maybe 10% of our contracts move immediately in that direction. When we sign a subscription model agreement or software as a service model that does have an effect versus a license sale. So with license sales, we recognize quite a bit more upfront. With software as a service model, we recognize ultimately more money, but it’s spread over time. The good news is that the software as a service revenue or subscription model revenue is steady, it’s visible, it’s recurring, and a lot of people really like that. So I don’t see a huge drop-off, but I would predict a little bit of muting but far more visibility.

Gene Mannheimer:	Right. And what percent—maybe you’ve said this, but what percent of revenue in the quarter was recurring versus last year, for example?

Pat Cline:	I’d have to lean on Paul for that.

Paul Holt:	Yes, we said, or I said that it was 60—I think it was about 63%; 64% versus 52% a year ago.

Gene Mannheimer:

Okay, great Paul. And then last question and I’ll jump off, in terms of the lead activity you mentioned has been increasing nicely from the website, can you talk about the percent of leads coming from the small, medium, or large practice? And just what are your general thoughts on which segment of the market the stimulus will help the most? Thank you.

Pat Cline:

The smaller practice lead flow has picked up a little bit as the stimulus information is disseminated. But all leads are up across the board and, as I mentioned, roughly doubled from where they were just months ago. I think the stimulus will help its going to help everybody, but the mid-size and down to adopt faster. I don’t think it’s going to ultimately change the market penetration over time but will have, I believe, a tremendous accelerating effect. That is if we look

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out 10 years from now, we might say that 90% or 95% of the market are going to be using electronic health record systems. I don’t see a change. But there’s an acceleration of the adoption curve going on, and that will really help the small practices who couldn’t previously afford to or chose not to afford to enter into these system agreements.

Gene Mannheimer:	Okay, thank you.

Pat Cline:	You’re welcome.

Operator:	Thank you. And our next question comes from Allan Fishman from Thomas Weisel Partners. Please go ahead.

Allan Fishman:

Hi. Thanks for taking the question. I guess first, you mentioned that there was a perspective in the marketplace that the FQHCs would be paid more if they were new adopters rather than legacy users. Has that—you know what happened with that?

Pat Cline:

I think more information has come out, and they’re more comfortable that a new user isn’t going to be defined as somebody who buys a year from now. But I don’t know the particulars. We have seen, as I mentioned, the worse we think is behind us. The FQHC deals that were in the pipeline frozen have been unfreezing and again, they’re progressing at this point.

Allan Fishman:

Okay. And lastly, I guess on hiring, are you targeting any particular geographies beyond your regional strengths currently for a broader market saturation campaign like we’ve seen from some of your competitors?

Pat Cline:

No, I would say that we’re not targeting from a sales rep standpoint any particular geographies. There are geographies that from a marketing standpoint we are targeting, that is getting the word out, and those tend to be the geographies where there’s a much heavier Medicare population, as an example. That’s not really a big change regarding the stimulus. That change started to happen for us when e-prescribing incentives came out because of significant increases, potentially, and penalties downstream related to e-prescribing.

Allan Fishman:	Okay, thank you.

Pat Cline:	You’re welcome.

Operator:	Thank you. And our next question comes from Leo Carpio from Caris & Company. Please go ahead.

Leo Carpio:

Good morning, gentlemen. My question’s on the competitive landscape. How much have you seen—has that changed much in the last few months in terms of competitive, lining up to try to capture this stimulus package opportunity? And if that, any effect on pricing?

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Pat Cline:

Good question, Leo. With well north of $20 billion available, competition is heating up. New competitors and existing competitors, are fighting to win. And we expect new competition, we expect increased competition, but I would say we’re certainly not afraid of it. We’ve seen a lot of large players in our space in the past; we’ve seen announcements where drug companies and IT companies have gotten together. There was an announcement you might remember years ago where Microsoft and IBM and others were getting together and bringing out an electronic health record system. And there have been very—a lot of big players in the game over the years. NextGen has partnered with a number of very large organizations, including IBM, including Microsoft and Siemens and some of the others that you’ve heard about. We’re probably not as interested in putting out press releases as some of our competitors. We’re more focused, I would say, on results. And we’re happy about the partnerships that we have and pursuing other meaningful partnerships.

To the second part of your question on the discounting, I don’t see a big change over the last couple of quarters, but the last couple of quarters, Leo, you’ve heard me say that we’ve seen an increase to the extent that our competitors are discounting. So no big change this quarter, but our competitors continue to be pretty aggressive. We’re not changing our pricing policies or discounting policies, but we continue, as I’ve said, to react on a case-by-case basis.

Leo Carpio:

In terms of—and then turning it over to the issue of meaningful use, how important is that in terms of unlocking the same pipeline? That is, is it a situation where as soon as we have full clarity the pipeline just turns on? Or is it just—or will it be kind of a trickle effect?

Pat Cline:

I think it’s more of a trickle effect and, you know, the trickle is turning into a little better flow. But I don’t think everybody’s going to wait until meaningful use is defined and then everybody’s going to purchase. There have been a lot of industry reports and predictions that show that a lot of the pickup in the market will happen in calendar 2010. I don’t want to dispute that or acknowledge it, but that’s what I’m seeing and it’s certainly possible. So hopefully, again, the worst is behind us. We think it’s starting to pick up, but it’s not going to be, you know—comes out for public comment in September and all of the sudden the floodgates open.

Steven Plochocki:

You know just a little further color on that, Leo, you know the federal HIT Policy and Standard Committees have now been formed, and they’re now just beginning to meet regularly in terms of setting the standards in terms of definition for meaningful use. And as Pat said earlier, you know the first definition for public comment is probably going to be out there about September 1st. And when all this started back in February and March, these committees weren’t even set yet. So I think what we’re seeing is as time goes on, we’re going to start seeing more and more comfort in the marketplace amongst the buying community for them to move forward. Because the clock is still ticking on 2011 when the incentives really start kicking in for them. So somewhere between now and probably the early part of 2010, we’re going to start seeing the movement take place, because

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there’ll be further clarity, further understanding, further comfort on meaningful and certified, and the deadline is approaching in terms of selecting a system, implementing training, and being fully operable and prepared for 2011. So as that accordion squeezes a little bit tighter, we think that we’re going to start seeing more movement.

Leo Carpio:

Okay. And turning to the physician, we have the whole issue of economy affecting the finances and the rising unemployed and uninsured numbers. Has that had any impact on the deal flow in terms of doctors saying yes, I hear you. Obama is [unintelligible] be ready for you yet; my finances worry me.

Pat Cline:	Yes, that has been a factor that has been some of the headwind we’ve seen. But once again, we think the worst is behind us.

Leo Carpio:	Okay. And then last question, any chance we’ll get any guidance in the coming quarters, or is that still on hold?

Pat Cline:

I think you’ll see a trend over time toward more guidance, but until we feel real comfortable that we have better visibility, we don’t want to just move to that sort of cold turkey. Steve, do you have any comment on that?

Steven Plochocki:

I think that’s absolutely correct. The visibility that we really need to see is the—now that the government is in our sector and now that they’re applying this money to our sector, they have a lot more control and we need to see how much of that control they’re going to exercise and how that’s going to influence us and the sector. It’s a whole different dynamic than the sector’s been accustomed to in the past. I’ve been a 30-year healthcare executive; I know what it’s like to drink from the government troughs. And they are subject to make changes periodically. We’re still in the very early stages of the stimulus plan, not only in terms of its application but in terms of its definition. And we need more visibility as a company.

Leo Carpio:	All right, thank you.

Pat Cline:	You’re welcome.

Leo Carpio:	And the next question comes from Sandy Draper from Raymond James. Please go ahead.

Sandy Draper:

Thank you. I’m not sure there are many questions left. Maybe one quick question; I may have missed it, Paul. Did you comment on the decline in gross margin and revenue cycle? Was there an amortization from the deals that flow through? Was it because the acquisition was maybe lower gross margin? Just trying to understand the drop in the gross margin on the revenue cycle side.

Paul Holt:

Yes. You know part of the growth—well, first let me take a step back. As we said in the last quarter, we do have a number of initiatives and projects that we are working on that we intend to push through that will help raise the profitability in

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revenue cycle management. There are some initial—you know when you’re growing a revenue cycle management company, there are some expenses that relate to, for example, moving customers off of their—whatever platform that they were using and moving them on to NextGen. So we’ve got—we have some expenses there. We have some expenses that relate to the initial taking on new business, and we are in a flat-out growth mode over there. So you have some of those issues to work—we have some of those issues that we’re working through. And Pat, I don’t know if you have anything else to add on that, but—

Pat Cline:

Yes. To maybe further clarify it, we’re working hard to grow that segment of our business very aggressively. And in the RCM business, the expense leads the revenue. So when a new customer executes a contract, we need to go in and deploy a system and train that customer, and the customer then through our back office services begins to do billing and begins to weeks later collect money based on that billing and only then can we recognize revenue. So the more aggressively we grow that business in the very short term, the more margins might appear to contract. So it’s somewhat of a balancing act. The good news is it is growing pretty aggressively, we’re seeing revenue come up, and overall we’re pretty pleased. As Paul mentioned, we’re working hard both to add that revenue but also to improve margins going forward.

Sandy Draper:	Okay, good. Thanks.

Steven Plochocki:	Operator, we’ll take one more call, please.

Operator:	Thank you, sir. And the last question comes from Corey Tobin from William Blair and Company. Please go ahead.

Corey Tobin:

Hi. Good morning. I’m just trying to reconcile a couple of comments made. So I understand that the demo activities lit up in recent quarters and that they’re still not perfect but greater clarity in the requirements for the stimulus package. But Pat, just to come back to the comments that you made in response to I believe Sean’s question, if the majority of the business is signed in the last month of the quarter, and as you mentioned it’s too soon to comment on how the current quarter looks, how do you accurately gauge that the worst of the market pause is behind you?

Pat Cline:

We gauge it more subjectively than anything, unfortunately. But with the lead activity, with the demo activity, and of course we’re out there talking to customers constantly. I’m out of the office right now talking to you from a hotel room because when I hang up the phone, I’m going to talk to another potential customer. So what we’re hearing from these perspective customers is what their timelines are and when they think they’re going to execute agreements and achieve their requisite approvals on their end and those kinds of things. So it’s tough to quantify for you, but that’s what we use to make our statements.

Corey Tobin:	But it feels like the close—I mean you mentioned the pause—or Steve might have mentioned the pause in the close rates earlier in the quarter. It seems like those

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are firming up and should go back to historical norms going forward. Is that a fair way to think about it?

Pat Cline:	That’s what it seems like.

Corey Tobin:	Okay, great. And—

Steven Plochocki:	And also—I’m sorry. Go ahead.

Corey Tobin:	No, please.

Steven Plochocki:

I was also going to comment that part of our confidence level is fueled by the fact that these—the Federally Qualified Healthcare systems and Indian Health Services, the grant deadline is a hard date; it’s June 2nd. So we know that at that point in time, grants are in and then grants will be decided upon. So some time in the next 30 to 60 days, decisions will be made and money will flow. So in terms of the federal pieces, we have hard dates on that on a practical basis. In terms of the definitions and in terms of people’s comfort levels, we’re starting to see that improve as well commercially, based on the hits we’re getting to the website and the leads we’re getting off the hits that Pat and Don cited in the course of this call. So the trends are pretty good.

Corey Tobin:

Thanks. And then shifting to the current quarter for a second, we’ve seen some bigger sequential increases in maintenance growth recently than was posted this quarter. I’m just curious, is that related to an increase in churn, or is it more related to recent system sales activity? The question just comes down to we would have expected to see a bit bigger of a maintenance increase sequentially. I’m just curious why it didn’t come through that way.

Pat Cline:

Paul might be able to give you some more color, but it’s almost impossible to gauge maintenance on a quarter-over-quarter basis. We might execute one agreement that defers maintenance payment for six months, another one might defer for two months or three months, and it’s really impossible to track maintenance against the top line.

Paul Holt:	Yes. I’d just add to that that I think it’s more important to look at the year-over-year than trying to do things on a quarter-by-quarter sequential basis. I think year-over-year is more meaningful.

Pat Cline:	Like you, we wish we could predict it on a quarter-by-quarter basis, but it’s just not possible, given the nature of the agreements.

Corey Tobin:	Okay, understood. Is it safe to say there’s been no change in the churn rate of the current customer base?

Pat Cline:	Sure, very safe to say.

Corey Tobin:	Okay, thank you.

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Pat Cline:	You’re welcome. Steve?

Steven Plochocki:

Okay. Well, we want to thank you all for your interest in the company. And what we want to do is reassure you that the events of our fourth quarter, as you know from a company like ourselves historically, are really not the norm. The disruption to our closure cycle was significant, based on the February announcements of the stimulus plan and then the lack of clarity that followed that.

We want you to be comfortable with the fact that the foundation is strong. Our patterns for pipeline and closure cycles are still in place and intact, and that we’ve remedied any problems we’ve had in those areas as the meaningful definition starts gaining a little bit more clarity. The organization has been gearing up. We’re ready for the movement of the market in terms of the stimulus plan. We’re anticipating, as we said before, some improvement in growth and impact on the stimulus rolling between now and this calendar year but the real material impact hitting the market and hitting our company in calendar year 2010. We still feel that way. But the early indications are very good. We’re in perfect position to catch the—to be the right catch basin for this type of business. We expect the Federally-Qualified Healthcare systems and Indian Health Services business to start materializing in the next two to three months, and that will be the beginning of the movement. So we’re in great shape, we’re confident in the future, we’re bullish on the stimulus plan. And we again thank you for your support and thank you for your interest in the company. We look forward to seeing you on the travels out there in the marketplace. Thank you.

Operator:	Thank you. This concludes the Fiscal Year 2009 Fourth Quarter and Year-End Results Conference Call. Thank you for participating. You may now disconnect.

END

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